Exhibit 99.1

CONTACT:	Tim Mammen Chief Financial Officer IPG Photonics Corporation (508) 373-1100	David Calusdian Executive Vice President Sharon Merrill Associates, Inc. (617) 542-5300
IPG PHOTONICS REPORTS 86% REVENUE GROWTH
FOR FOURTH QUARTER 2010
55% Gross Margin Drives Increase in Diluted EPS to $0.56 from $0.07 in Q4 2009
Fiscal Year 2010 Sales Increase 61% over Prior Year
OXFORD, Mass. — February 25, 2011 — IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the fourth quarter of fiscal 2010 ended December 31, 2010.

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(In millions, except per share data)	2010	2009	%Change	2010	2009	%Change
Revenue	$101.0	$54.3	86%	$299.3	$185.9	61%
Gross margin	55.0%	36.7%		48.9%	34.6%
Operating income	$38.8	$4.7		$80.4	$9.1
Operating margin	38.4%	8.6%		26.9%	4.9%
Net income attributable to IPG Photonics Corporation	$27.1	$3.1		$54.0	$5.4
Earnings per diluted share	$0.56	$0.07		$1.13	$0.12
Management Comments
“IPG reported an excellent quarter of revenue and profitability growth to complete what was a strong 2010,” said Dr. Valentin Gapontsev, IPG Photonics’ Chief Executive Officer. “For the fourth quarter, we reported an 86% year-over-year increase in revenues to $101 million with broad-based demand strength across most geographies, product lines and end markets. We achieved earnings per diluted share of $0.56 for the fourth quarter of 2010 compared with $0.07 in the prior year. Our gross margin increased to 55.0% from 36.7% in the fourth quarter of 2009 and 50.0% in the third quarter of 2010. Our gross margin and earnings performance demonstrates the leverage that we have in our business model.”
“Geographically, we achieved sales growth in every major region, with China and Europe reporting the largest year-over-year increases of 256% and 92% for the quarter, respectively,” continued Dr. Gapontsev. “Materials processing, our largest market, was our strongest application in the quarter, with a 106% increase in sales from the fourth quarter of 2009. We are seeing increases in acceptance of fiber lasers for materials processing applications across a variety of the largest laser applications such as cutting, welding, marking and engraving. Telecommunications sales increased 43% year-over-year and Advanced Applications sales grew 39%. The only market that experienced lower sales was Medical, which was primarily related to lower demand from our main OEM customer.”
“For the full year 2010, sales increased 61% to $299.3 million and earnings per diluted share by more than 800% to $1.13 as a result of strong demand for high power and pulsed lasers, growing acceptance of fiber lasers in different applications and a recovering global economy. The leverage in our business model drove the

IPGP Q4 Results/2
substantial increase in earnings over 2009.”
“Our ability to generate cash continued to be strong in the fourth quarter as our cash position grew by $51.2 million. The increase included $34.0 million generated from operations and a $25.0 million investment in our Russian subsidiary by The Russian Corporation for Nanotechnologies in the fourth quarter of 2010. We ended the year with $147.9 million in cash and cash equivalents despite a 170% increase in capital expenditures. We accelerated certain property, plant and equipment investments, ending the year with $28.4 million in capital expenditures due to the positive demand that we saw.”
Business Outlook and Financial Guidance
“The sales growth we achieved in 2010 was the result of growing industry acceptance of the superiority of fiber lasers and our products, especially in materials processing applications,” said Dr. Gapontsev. “Going forward, we plan to continue to drive the proliferation of fiber lasers in new and existing applications and further extend our technology and brand leadership. We plan to continue to invest in product and manufacturing technology development, capacity expansion and sales and service infrastructure to meet growing demand and capitalize on growth opportunities.”
“Seasonally, the first quarter is historically the lowest. We began 2011 with strong order flow, and anticipate that IPG will report strong year-over-year sales and earnings growth for Q1 to begin what should be an excellent year for IPG,” concluded Dr. Gapontsev.
IPG Photonics expects revenues in the range of $89 million to $95 million for the first quarter of 2011. The Company anticipates earnings per diluted share in the range of $0.37 to $0.44 based on 48,141,000 common shares, which includes 46,835,000 basic common shares outstanding and 1,306,000 potentially dilutive options at December 31, 2010.
As discussed in more detail below, actual results may differ from this guidance due to various factors including but not limited to product demand, competition and general economic conditions. This guidance is subject to the risks outlined in the Company’s reports with the SEC, and assumes that exchange rates remain at present levels.
Conference Call Reminder
The Company will hold a conference call to review its financial results and business highlights today, February 25, 2011 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the “Investors” section of the Company’s website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 709-8155 or (201) 689-8881. Interested parties that are unable to listen to the live call may access an archived version of the webcast, which will be available for one year on IPG’s website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in a wide range of applications such as materials processing, advanced, telecommunications and medical. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.

IPGP Q4 Results/3
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, our expectations relating to: driving the proliferation of fiber lasers in new and existing applications, further extending its leadership position, investing in product and manufacturing technology development, capacity expansion and sales and service infrastructure, capitalizing on exciting growth opportunities, strong year-over-year sales and earnings growth, , its revenue and earnings per share expectations for the first quarter of 2011, and expectations for 2011. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of economic downturns; reduction in customer capital expenditures; potential order cancellations and push-outs and financial and credit market issues; the Company’s ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG’s products; effective management of growth; level of fixed costs from its vertical integration; intellectual property infringement claims and litigation; interruption in supply of key components, including from transportation disruptions from natural and man-made events; manufacturing risks; inventory write-downs; foreign currency fluctuations; competitive factors, including declining average selling prices; building and expanding field service and support operations; uncertainties pertaining to customer orders; demand for products and services; development of markets for the Company’s products and services; and other risks identified in the Company’s SEC filings. Readers are encouraged to refer to the risk factors described in the Company’s Annual Report on Form 10-K (filed with the SEC on March 15, 2010) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPGP Q4 Results/4
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(in thousands, except per share data)
NET SALES	$100,985	$54,293	$299,256	$185,894
COST OF SALES	45,466	34,381	152,798	121,626

GROSS PROFIT	55,519	19,912	146,458	64,268

OPERATING EXPENSES:
Sales and marketing	5,303	4,300	19,100	15,157
Research and development	5,292	5,098	19,160	18,543
General and administrative	6,633	5,797	28,645	20,489
(Gain) loss on foreign exchange	(523)	47	(848)	1,022

Total operating expenses	16,705	15,242	66,057	55,211

OPERATING INCOME	38,814	4,670	80,401	9,057

OTHER INCOME (EXPENSE), Net:
Interest expense, net	(439)	(229)	(1,188)	(1,252)
Other income (expense), net	453	223	39	(36)

Total other income (expense)	14	(6)	(1,149)	(1,288)

INCOME BEFORE PROVISION FOR INCOME TAXES	38,828	4,664	79,252	7,769
PROVISION FOR INCOME TAXES	(11,560)	(1,507)	(24,900)	(2,485)

NET INCOME	27,268	3,157	54,352	5,284
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	206	35	361	(135)

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$27,062	$3,122	$53,991	$5,419

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$0.58	$0.07	$1.16	$0.12
Diluted	$0.56	$0.07	$1.13	$0.12
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	46,835	45,849	46,424	45,489
Diluted	48,141	47,006	47,594	46,595

IPGP Q4 Results/5
IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
	(In thousands, except share and per
	share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$147,860	$82,920
Accounts receivable, net	55,399	30,356
Inventories, net	72,470	52,869
Income taxes receivable	2,663	2,558
Prepaid expenses and other current assets	13,816	4,653
Deferred income taxes	8,483	7,558

Total current assets	300,691	180,914
DEFERRED INCOME TAXES	4,347	4,313
PROPERTY, PLANT, AND EQUIPMENT, Net	120,683	111,453
OTHER ASSETS	16,040	15,956

TOTAL	$441,761	$312,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$6,841	$6,007
Current portion of long-term debt	1,333	1,333
Accounts payable	9,510	5,620
Accrued expenses and other liabilities	50,105	21,189
Deferred income taxes	3,387	503
Income taxes payable	11,594	2,179

Total current liabilities	82,770	36,831

DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	1,087	2,567

LONG-TERM DEBT	16,040	16,667

REDEEMABLE NONCONTROLLING INTERESTS	24,903	—

COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 46,988,566 shares issued and outstanding at December 31, 2010; 46,076,472 shares issued and outstanding at December 31, 2009	5	5
Additional paid-in capital	310,218	293,743
Retained earnings (accumulated deficit)	5,567	(48,424)
Accumulated other comprehensive income	968	11,106

Total IPG Photonics Corporation stockholders’ equity	316,758	256,430
NONCONTROLLING INTERESTS	203	141

Total equity	316,961	256,571

TOTAL	$441,761	$312,636

IPGP Q4 Results/6
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2010	2009
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$54,352	$5,284
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,845	19,172
Provisions for inventory, warranty & bad debt	11,377	11,353
Other	2,857	(333)
Changes in assets and liabilities that provided (used) cash:
Accounts receivable/payable	(24,336)	8,771
Inventories	(27,018)	5,600
Other	24,344	4,558

Net cash provided by operating activities	63,421	54,405

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(28,374)	(10,498)
Acquisition of businesses, net of cash acquired	(4,108)	—
Other	(77)	(141)

Net cash used in investing activities	(32,559)	(10,639)

CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	742	(13,795)
Long-term borrowings	(1,322)	(1,344)
Purchase of noncontrolling interests	—	(508)
Sale of noncontrolling interests	24,806	—
Exercise of employee stock options and related tax benefit from exercise	13,741	3,415
Other	(192)	(48)

Net cash provided by (used in) financing activities	37,775	(12,280)

EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(3,697)	151

NET INCREASE IN CASH AND CASH EQUIVALENTS	64,940	31,637
CASH AND CASH EQUIVALENTS — Beginning of period	82,920	51,283

CASH AND CASH EQUIVALENTS — End of period	$147,860	$82,920

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$998	$1,400

Income taxes paid	$7,417	$4,929